Exhibit 99.1

Freeport-McMoRan Copper & Gold Inc.
Completes Acquisition of Phelps Dodge Corp.
Creating World’s Largest Publicly Traded Copper Company

NEW ORLEANS, LA and PHOENIX, AZ - March 19, 2007 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) today announced that it has completed its acquisition of Phelps Dodge Corporation (NYSE: PD), creating the world’s largest publicly traded copper company.

In this $26 billion transaction, Phelps Dodge shareholders received $88 in cash ($18 billion in total) and 0.67 of a share of FCX’s common stock (137 million shares in total), equivalent to a value of $128.68 per Phelps Dodge share based on the closing price of FCX’s common stock on March 16, 2007. FCX currently has approximately 334 million shares outstanding.

James R. Moffett, Chairman of the Board of FCX, said: “The new FCX will benefit from a diverse portfolio of proven assets, an attractive growth profile and an exciting portfolio of exploration targets. We are highly enthusiastic about the asset base created by this leading copper producer.”

Richard C. Adkerson, FCX’s Chief Executive Officer, said: “We are pleased to combine the assets of two great companies in the largest transaction in the history of the metals and mining industry. These assets will deliver significant copper volumes to an attractive market place, providing substantial cash flows that will enable us to invest in growth projects and reduce debt rapidly. We look forward to the opportunities that this highly attractive transaction provides our shareholders.”

The new FCX will be an international mining industry leader based in North America with large, long-lived, geographically diverse assets and significant proven and probable reserves of copper, gold and molybdenum. FCX has one of the most dynamic portfolios of operating, expansion and growth projects in the copper mining industry.

MANAGEMENT TEAM AND BOARD OF DIRECTORS

James R. Moffett will continue as Chairman of FCX and Richard C. Adkerson will continue as FCX's Chief Executive Officer. Timothy R. Snider, previously President and Chief Operating Officer at Phelps Dodge, has been named President and Chief Operating Officer of FCX. Kathleen L. Quirk has been named Executive Vice President and will continue as Chief Financial Officer and Treasurer of FCX. Michael J. Arnold has been named Executive Vice President and will continue to serve as FCX's Chief Administrative Officer. Mark J. Johnson will continue as Senior Vice President and Chief Operating Officer of FCX's Indonesian operations.

FCX also announced today the election of three former directors of Phelps Dodge Corporation to its Board of Directors: General Charles C. Krulak, Jon C. Madonna and Dustan E. McCoy.

J. Steven Whisler, Chairman and Chief Executive Officer of Phelps Dodge will retire after more than 30 years of service to the Phelps Dodge organization and Ramiro G. Peru, Chief Financial Officer of

Phelps Dodge, has elected to retire after a 27-year career with Phelps Dodge. These individuals should be congratulated for their successful careers and valued contributions to the Phelps Dodge organization.

EXCHANGE OF PHELPS DODGE COMMON SHARES

Effective as of the close of trading today, Phelps Dodge's common stock (NYSE: PD) will no longer trade. Phelps Dodge’s registered shareholders will receive information from Mellon Investor Services (1-800-279-1240) regarding the exchange of their Phelps Dodge common shares. Phelps Dodge’s shareholders holding through a broker or bank should receive information regarding the exchange of their Phelps Dodge common shares from the broker or bank.

FCX is an international mining industry leader based in North America with large, long-lived, geographically diverse assets and significant proven and probable reserves of copper, gold and molybdenum. FCX has one of the most dynamic portfolios of operating, expansion and growth projects in the copper mining industry. The Grasberg mine, the world’s largest copper and gold mine in terms of reserves, is the company’s key asset. FCX also operates significant mining operations in North and South America and is developing the world-class Tenke Fungurume project in the Democratic Republic of Congo. Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement:  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts.  Accuracy of those statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, unless required by applicable law, does not intend to update or otherwise revise its forward-looking statements more frequently than quarterly, if at all.  Additionally, important factors that might cause future results to differ from current expectations include mine sequencing, production rates, industry risks, commodity prices, political risks, results of exploration and development efforts, weather-related risks, currency translation risks and other factors described in FCX's registration statement on Form S-4/A filed with the Securities and Exchange Commission on February 12, 2007.
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